Exhibit 99.1

FOR IMMEDIATE RELEASE

October 27, 2008

Owens & Minor Reports Record Quarterly Revenue and Net Income

for 3rd Quarter 2008

O&M completes acquisition of The Burrows Company, effective October 1, 2008

RICHMOND, VA…. Owens & Minor (NYSE-OMI) today reported financial results for the third quarter ended September 30, 2008. Revenue for the third quarter was a record $1.81 billion, improved 7.3% from revenue of $1.69 billion in the third quarter of 2007. Net income for the third quarter was a record $25.3 million, increased 19.4% when compared to net income of $21.2 million in last year’s third quarter. Net income per diluted share for the quarter was $0.61, increased 17.3% when compared to $0.52 per diluted share in the same period last year.

“We grew revenue at a fast pace and demonstrated strong improvement in earnings for the third quarter,” said Craig R. Smith, president & chief executive officer of Owens & Minor. “At the same time, we completed an important acquisition that will give us added strength in the Midwest. As we look to the rest of the year, we are focused on integrating these new customers into the Owens & Minor family and transitioning them to our systems. Our continuing financial and operational strength provides us a strong platform for growth and flexibility for the future.”

Year-to-Date Results

For the nine months ended September 30, 2008, revenue was $5.36 billion, improved 6.1% from $5.05 billion in the same period last year. Net income for the first nine months of 2008 was $73.1 million, increased 45.5% from net income of $50.3 million in the same period last year. Year-to-date, net income per diluted share was $1.76, improved 43.1% when compared to $1.23 per diluted share in the first nine months of 2007. For comparative purposes, net income for the first nine months of 2007 reflects the impact of the transition and integration of an acquired business to Owens & Minor.

Asset Management

For the third quarter of 2008, operating cash flow was $45 million, increased when compared sequentially to the second quarter 2008, but decreased when compared to $116 million in operating cash flow for the third quarter of 2007. As for the first nine months of 2008, operating cash flow was $124 million, a decrease when compared to $202 million for the same period last year. For comparative purposes, 2007 operating cash flow reflects the short-term impact on inventory and accounts receivable from the transition and integration of the acquired McKesson business. Long-term debt as of the end of the third quarter 2008 was $209 million, decreased from long-term debt of $231 million in the third quarter last year. Days sales outstanding (DSO) as of September 30, 2008, were 23.8 days, comparing favorably to DSO of 27.7 in the same period last year, while inventory turns of 10.3 for the third quarter of 2008 were improved from turns of 9.8 in the prior year third quarter.

Burrows Acquisition Update

On October 1, 2008, Owens & Minor acquired certain assets and liabilities of The Burrows Company, a privately held distributor of medical and surgical supplies to the acute-care market. The Burrows Company reported sales of $603 million for the year ended December 31, 2007. The purchase price was $23.7 million of cash, plus $56.1 million of assumed debt, which was paid off on the acquisition date. In conjunction with this acquisition, Owens & Minor also entered into an agreement to purchase certain real estate used in the operation of this business. This transaction is expected to be completed by year-end 2008, and the purchase price is expected to be in the range of $20 million.

2008 Outlook

“With our excellent performance so far this year and our success in strengthening relationships with our customers, we are continuing to target 2008 annual organic revenue growth in the 5% to 7% range,” said Smith. “We also continue to target net income per diluted share for the year in a range of $2.30 to $2.40, which includes the expected dilution in the fourth quarter from the Burrows acquisition.”

Information for Investors:

Management Conference Call & Supplemental Material

Conference Call: Owens & Minor management will conduct a conference call for professional analysts and investors on Tuesday, October 28, 2008, at 9:00 a.m. Eastern Daylight Time. Participants may access the live call at 877-748-0043 with conference code #68468838. The international dial-in number is 706-758-5871 with conference code #68468838. Replay: A replay of the call will be available for seven days by dialing 800-642-1687, using conference code #68468838. Webcast: The event will also be webcast on www.owens-minor.com under “Investor Relations.”

2008 Investor Day

Owens & Minor will hold its annual Investor Day for analysts and professional investors in New York at the Westin New York at Times Square on Wednesday, December 10, 2008. The event will feature presentations from the executive management team. Contact Owens & Minor Investor Relations at 804-723-7555 or truitt.allcott@owens-minor.com or chuck.graves@owens-minor.com for registration details.

Safe Harbor Statement

Except for historical information, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risk factors are discussed in reports filed by the company with the Securities & Exchange Commission. All of this information is available at www.owens-minor.com. The company assumes no obligation, and expressly disclaims any such obligation, to update or alter information, whether as a result of new information, future events, or otherwise.

Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is the leading distributor of national name-brand medical and surgical supplies and a healthcare supply-chain management company. Owens & Minor is also a member of the Russell 2000® Index, which measures the performance of the small-cap segment of the U.S. equity universe, as well as the S&P SmallCap 600, which includes companies with a market capitalization of $300 million to $2 billion that meet certain financial standards. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate care locations, group purchasing organizations, the federal government and consumers. Owens & Minor provides technology and consulting programs that improve inventory management and streamline logistics across the entire medical supply chain—from origin of product to patient bedside. For news releases, or for more information about Owens & Minor, visit the company Web site at www.owens-minor.com.

CONTACTS: Trudi Allcott, Director, Investor & Media Relations, 804-723-7555; Chuck Graves, Director, Finance & Investor Relations, 804-723-7556.

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Owens & Minor, Inc.

Condensed Consolidated Statements of Income (unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,
	2008	2007
Revenue	$1,810,468	$1,686,744
Cost of revenue	1,616,752	1,508,487

Gross margin	193,716	178,257
Selling, general and administrative expenses	140,983	131,365
Depreciation and amortization	7,774	7,654
Other operating income and expense, net	(1,243)	(1,704)

Operating earnings	46,202	40,942
Interest expense, net	6,268	5,418

Income before income taxes	39,934	35,524
Income tax provision	14,650	14,348

Net income	$25,284	$21,176

Net income per common share—basic	$0.62	$0.53
Net income per common share—diluted	$0.61	$0.52

Weighted average shares—basic	40,860	40,318
Weighted average shares—diluted	41,544	40,954

	Nine Months Ended September 30,
	2008	2007
Revenue	$5,358,100	$5,051,987
Cost of revenue	4,787,104	4,522,206

Gross margin	570,996	529,781
Selling, general and administrative expenses	419,637	407,603
Depreciation and amortization	23,370	23,920
Other operating income and expense, net	(3,210)	(4,174)

Operating earnings	131,199	102,432
Interest expense, net	12,607	19,202

Income before income taxes	118,592	83,230
Income tax provision	45,468	32,973

Net income	$73,124	$50,257

Net income per common share—basic	$1.79	$1.25
Net income per common share—diluted	$1.76	$1.23

Weighted average shares—basic	40,744	40,180
Weighted average shares—diluted	41,436	40,870

Owens & Minor, Inc.

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	September 30, 2008	December 31, 2007
Assets
Current assets
Cash and cash equivalents	$25,741	$10,395
Accounts and notes receivable, net	468,304	462,392
Merchandise inventories	609,327	581,569
Other current assets	49,746	43,767

Total current assets	1,153,118	1,098,123
Property and equipment, net	78,064	76,122
Goodwill, net	271,699	271,699
Intangible assets, net	25,473	32,517
Other assets, net	43,677	44,885

Total assets	$1,572,031	$1,523,346

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$521,428	$477,368
Accrued payroll and related liabilities	32,766	18,763
Other accrued liabilities	81,884	80,599

Total current liabilities	636,078	576,730
Long-term debt, excluding current portion	208,832	283,845
Other liabilities	47,708	48,412

Total liabilities	892,618	908,987

Shareholders’ equity
Common stock	82,808	81,748
Paid-in capital	177,192	161,978
Retained earnings	426,305	377,913
Accumulated other comprehensive loss	(6,892)	(7,280)

Total shareholders’ equity	679,413	614,359

Total liabilities and shareholders’ equity	$1,572,031	$1,523,346

Owens & Minor, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Nine Months Ended September 30,
	2008	2007
Operating activities
Net income	$73,124	$50,257
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	23,370	23,920
Provision for losses on accounts and notes receivable	16,407	14,497
Provision for LIFO reserve	10,468	7,500
Amortization of direct-response advertising costs	5,333	5,198
Deferred direct-response advertising costs	(7,927)	(6,402)
Share-based compensation expense	6,369	5,167
Loss on interest rate swaps	3,141	—
Changes in operating assets and liabilities:
Accounts and notes receivable	(22,319)	15,935
Merchandise inventories	(38,225)	61,315
Accounts payable	43,426	9,630
Net change in other current assets and current liabilities	9,106	16,705
Other, net	1,290	(1,679)

Cash provided by operating activities	123,563	202,043

Investing activities
Additions to property and equipment	(12,766)	(13,535)
Additions to computer software	(7,439)	(6,875)
Acquisition of intangible assets	—	18
Net cash received related to acquisitions of businesses	—	14,133
Other, net	8	395

Cash used for investing activities	(20,197)	(5,864)

Financing activities
Cash dividends paid	(24,733)	(20,690)
Net payments on revolving credit facility	(76,908)	(200,800)
Proceeds from exercise of stock options	8,140	7,379
Excess tax benefits related to stock-based compensation	2,963	2,892
Increase in drafts payable	634	17,662
Proceeds from termination of interest rate swaps	3,795	—
Other, net	(1,911)	(1,750)

Cash used for financing activities	(88,020)	(195,307)

Net increase in cash and cash equivalents	15,346	872
Cash and cash equivalents at beginning of period	10,395	7,990

Cash and cash equivalents at end of period	$25,741	$8,862

Owens & Minor, Inc.

Financial Statistics (unaudited)

(in thousands, except ratios and per share data)	Quarter Ended
	9/30/2008	6/30/2008	3/31/2008	12/31/2007	9/30/2007
Operating results:
Revenue	$1,810,468	$1,794,915	$1,752,717	$1,748,479	$1,686,744

Gross margin	$193,716	$190,187	$187,092	$185,203	$178,257
Gross margin as a percent of revenue	10.70%	10.60%	10.67%	10.59%	10.57%

SG&A expense	$140,983	$141,546	$137,108	$137,668	$131,365
SG&A expense as a percent of revenue	7.79%	7.89%	7.82%	7.87%	7.79%

Operating earnings	$46,202	$41,798	$43,199	$40,781	$40,942
Operating earnings as a percent of revenue	2.55%	2.33%	2.46%	2.33%	2.43%

Net income	$25,284	$23,632	$24,208	$22,453	$21,176

Net income per common share—basic	$0.62	$0.58	$0.60	$0.56	$0.53

Net income per common share—diluted	$0.61	$0.57	$0.59	$0.55	$0.52

Accounts receivable:
Accounts and notes receivable, net	$468,304	$474,248	$457,345	$462,392	$508,746

Days sales outstanding (1)	23.8	24.0	23.7	24.3	27.7

Inventory:
Merchandise inventories	$609,327	$632,877	$607,881	$581,569	$581,363

Average inventory turnover (1)	10.3	10.4	10.6	10.6	9.8

Financing:
Long-term debt, excluding current portion	$208,832	$221,081	$211,962	$283,845	$231,142

Stock information:
Cash dividends per common share	$0.20	$0.20	$0.20	$0.17	$0.17

Stock price at quarter-end	$48.50	$45.69	$39.34	$42.43	$38.09

(1)	Days sales outstanding and average inventory turnover are based on three-months’ sales.

Certain adjustments have been made to prior period amounts to conform to current year presentation.